Exhibit 99.1

                          Hometown Auto Retailers, Inc.
                              774 Straits Turnpike
                              Watertown, Ct. 06795

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                  May 23, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

      Pursuant to temporary Note 3T to Article 3 of Regulation S-X, Hometown Auto Retailers, Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

      Very truly yours,


      Hometown Auto Retailers, Inc.
      Charles F. Schwartz
      Chief Financial Officer